Exhibit 3.14 Amendment to Series C Certificate of Designation

Amendment to Certificate of Designation After Issuance of Class or Series

Certificate of Amendment to Certificate Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 – After Issuance of Class or Series)

1. Name of Corporation:

Halo Technology Holdings, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Class:  Preferred Stock, with a par value of $.00001.   Series:  Series C Preferred Stock, with a par value of $.00001 per share.

4. By a resolution adopted by the board of directors, the board directors, the directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation regarding the Company’s Series C Preferred Stock filed March 31, 2005 is amended to provide “Upon the first practicable date all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock in accordance with the provisions of Section 5, with the Applicable Conversion Price being $1.00

5. Effective date of filing (optional):

6. Officer Signature (Required): /s/ Ernest Mysogland